EXHIBIT 10.4

WEC PRODUCTIONS, LLC
SPONSORSHIP AGREEMENT

THIS AGREEMENT (this “Agreement”) dated this 18th day of November, 2009, is by and between WEC Productions, LLC, d/b/a World Extreme Cagefighting with its principal place of business in Las Vegas, Nevada (“WEC”), and Muscle Pharm, LLC with its principal place of business in Denver, Colorado (“SPONSOR”).

W I T N E S S E T H :

WHEREAS, WEC is involved in the organization and promotion of various mixed martial arts events under the World Extreme Cagefighting brand which are televised live on cable/satellite;

WHEREAS, the parties wish Sponsor to be a contributing sponsor of the WEC on the terms and conditions herein contained.

NOW, THEREFORE, in consideration of the premises and mutual covenants and conditions hereinafter set forth and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Rights and Term:   SPONSOR to be the exclusive official sponsor of the WEC and shall have the rights to sponsor seven (7) World Extreme Cagefighting events (“Event(s)”) as aired on the Versus network in 2010 within the continental US (or similarly distributed North American cable/satellite network in the event the Event(s) are not broadcast on Versus in 2010, but not including pay-per-view distribution).  SPONSOR will be referred to in-arena as the “Official Nutritional Supplement Company of the WEC” and shall have further rights to market its products as the “Official Sponsor,” “Official Partner,” or another term mutually agreed upon by the parties.  For the avoidance of doubt and in furtherance to paragraph 4 of this Agreement, it is understood that all uses of “Official Sponsor” on any products, advertising or marketing  must be pre-approved in writing by WEC.  SPONSOR shall have exclusive sponsorship of WEC Event(s) in the Nutritional Supplement Category and have a non-exclusive, limited license to use prior-approved WEC trademarks and the fact of its sponsorship (including sponsorship taglines) in connection with the sales of SPONSOR’s products.  The grant of Sponsorship Rights under this Agreement are solely limited to the WEC brand and the Sponsorship Rights do not extend to any other mixed martial arts organizations or brands now or at any time in the future affiliated with WEC, including and not limited to Ultimate Fighting Championship® or Pride Fighting Championship®.

This Agreement does not include any other category of sponsorship and is limited exclusively to Nutritional Supplements.  This Agreement shall terminate on the seventh Event(s) that Sponsor’s logo is displayed or December 31, 2010, whichever is earlier (the “Term”).

2. Sponsorship Fee:   In consideration for being permitted to SPONSOR the WEC, SPONSOR shall pay WEC a sponsorship fee (the “Sponsorship Fee”) according to the terms and conditions set forth below:

One Hundred Thousand ($100,000 USD) due no later than Jan 15, 2010.
Two Hundred Thousand ($200,000 USD) due no later than March 1, 2010 and two payments of Two Hundred Fifty Thousand ($250,000 USD) due no later than July 1, 2010 and Two Hundred Fifty Thousand ($250,000 USD) no later than November 1, 2010.

3. In-Event Deliverable to SPONSOR:   In consideration of the Sponsorship Fee paid, or to be paid, by Sponsor, pursuant to paragraph 2 above, WEC agrees to grant Sponsor the following rights:

(a)
CANVAS - 2 spots on Cage Canvas for seven (7) Live WEC Event(s) in 2010; Such spots on the Cage Canvas shall be for placement of SPONSOR’s name and/ or logo and each name and/ or logo shall be no less in size than the other “periphery” SPONSOR’s on the Cage Canvas;

(b)	VERTICAL BUMPERS – Sponsor’s name and/ or logo to appear on two (2) vertical bumpers for seven (7) Live WEC Event(s) in 2010;
(c)
EVENT ANNOUNCEMENT – Co Main or Main Card (will happen 1x per night for each of the seven (7) Event(s) in 2010) announcement that states SPONSOR is the sponsor of that particular fight, with the specific language to be approved by SPONSOR.  However, if SPONSOR’s sponsored fighter is in the main Event(s) or co-main Event(s), then the announcement would happen only during that fight;

(d)
WEC.tv – Exposure via WEC website (above the fold) with name and logo placement on the homepage and throughout the site. At WEC’s discretion; a :15 video pre-roll to run in the WEC.tv video center with a concurrent 729x90 tile ad.  Also, a link on WEC.tv to official SPONSOR website and vice versa;

(e)	On-Site Sampling – WEC will use commercially responsible efforts to acquire right to sample outside and inside any venue WEC holds a live Event(s);
(f)	The SPONSOR name and/ or logo will be placed on all fight card flyers for WEC Event(s) in 2010;
(g)	Ability for SPONSOR to create branded content;
(h)	Ability to use WEC approved promotional footage on SPONSOR website at no additional cost;
(i)	WEC will tag SPONSOR on WEC Eblasts;
(j)	Ability for SPONSOR to create fan blogs and interviews with WEC President;

(k)
SPONSOR to receive no less than six (6) first tier floor and eight (8) first tier riser tickets to each Event(s) during the Term of this Agreement for venues with a capacity of 5,000 or less; SPONSOR to receive no less than six (6) first tier floor and eight (8) first tier riser and six (6) second tier riser tickets to each Event(s) during the Term of this agreement for venues with a capacity of 5,001 to 10,000: SPONSOR to receive no less than six (6) first Tier floor and eight (8) first tier riser, six (6) second tier riser and twelve (12) upper tier tickets to each Event(s) during the Term of this agreement for venues with a capacity of over 10,000; SPONSOR has the full right to purchase incremental tickets for any WEC event;

(l)	SPONSOR to receive four (4) first tier floor to every UFC Event(s) during the Term of this Agreement.
(m)	IN VENUE COMMERCIAL – SPONSOR will produce a commercial to be shown on-screen, in-venue three (3) times per night for each of the seven (7) Event(s) in 2010; and
(n)
PASS THROUGH RIGHTS – The rights granted in this Agreement shall be constructed broadly to permit SPONSOR to fully activate its rights and shall include the right to use WEC trademarks and logos and the items set forth above in advertising and promotional materials and third-party tie-ins relating to SPONSOR’s products with SPONSOR’s restaurant, grocery store, convenience store, educational institutions, contract feeders (such as Host Marriott and ARA) and mass merchant customers (including the right to use such customers’ logos) on any such advertising, point-of-sale, packaging or premium items or materials.  This would include the right to “pass-through” Sponsor’s rights to the logo placement on the Cage Canvas and Vertical Bumpers.

4. Sponsor’s Obligations:   In consideration for the recognition stated in paragraph 3 above, Sponsor agrees to: promptly supply all necessary artwork, logos, etc. to WEC; promptly review and return any drafts of artwork or written copy to WEC; permit WEC to review and approve all proposed advertising and/or promotional materials in which Sponsor proposes to include WEC’s trade names, trademarks or service marks; properly use all of WEC’s trade names, trademarks and service marks in any promotional material, publicity or advertising that WEC may allow Sponsor to use in connection with the relevant Event(s); and maintain strict confidentiality of the Sponsorship Fee and all other terms in this Agreement, except to the extent that such disclosure is required by government authorities. Without receiving prior approval from WEC, SPONSOR shall not approach or contract with any talent or fighters that are or may be doing business with WEC. It is agreed and understood that any breach by SPONSOR in connection with the preceding sentence shall constitute a material breach of this Agreement. Additionally, Sponsor shall provide WEC with the following marketing benefits:

(a)           WEC flyers in Sponsor’s orders up to four (4) weeks prior to each event (WEC to provide flyers); and
(b)           WEC branded e-mail blast to Sponsor’s database prior to each Event(s).

5. Termination:   WEC may terminate this Agreement without notice and without any further obligation whatsoever to Sponsor if the Sponsorship Fee is not received by the dates set forth above.  Such termination by WEC shall not prejudice any other legal or equitable rights that WEC may have against Sponsor for breach of this Agreement. Without effecting the validity of the above, either party may terminate this Agreement, effective upon the other party’s receipt of termination notice, without prejudice to any legal or equitable rights to which such terminating party may be entitled, upon the occurrence of any one or more of the following: (i) Material default by the other party in performance of any of the provisions of this Agreement, which default is not cured within three (3) business days following written notice of such default to the defaulting party.  However, if the alleged default occurs within ten (10) business days of an Event, then the allowable cure period shall be only twenty-four (24) hours following written notice of such default and only to the extent that after the cure period expires there will still be an additional twenty-four (24) hours remaining before the start of the relevant Event; if there will not be twenty-four (24) hours remaining before the relevant Event, then no cure period shall exist; (ii) If any of the representations or warranties made by the other party in this Agreement shall prove to be untrue or inaccurate in any material respect; (iii) If the other party files a voluntary petition in bankruptcy; (iv) If the other party is adjudged bankrupt; (v) If a court assumes jurisdiction of the assets of the other under a federal reorganization act; (vi) If a trustee or receiver is appointed by a court for all or substantial portion of the assets of the other; (vii) If the other becomes insolvent or suspends its business; or (viii) If the other makes an assignment of its assets for the benefit of its creditors except as required in the ordinary course of business. Should Sponsor terminate this Agreement as provided in this paragraph, without limitation of Sponsor’s other rights or remedies, WEC shall refund to Sponsor a portion of the sponsor fee equal to the proportion of the  Event(s) that have not been broadcast at the time of the termination.

The parties acknowledge and agree that: (i) WEC holds a privileged promoter’s license and is therefore subject to the regulations of the applicable jurisdiction’s athletic commission (the “Athletic Commission”), and (ii) WEC must enter into various agreements with the venue (the “Venue”) where the relevant Event(s) will be held, and that the Venue may contractually obligate WEC to seek pre-approval for any sponsors of the relevant Event(s).  As a consequence of these obligations, the parties agree that this Agreement is completely voidable by WEC, with neither party having any rights or obligations to the other, if the Athletic Commission or Venue rejects WEC’s commercially reasonable efforts to have Sponsor be affiliated with any relevant Event(s).  Termination of this Agreement for any reason provided herein shall not relieve either party from its obligation to perform up to the effective date of such termination or to perform such obligations as may survive termination.

6. Warranties:   WEC represents warrants and covenants to Sponsor as follows: It is a limited liability company duly organized under the laws of the State of Delaware and will remain in good standing and qualified to do business; it has the full right and legal authority to enter into and fully perform this Agreement in accordance with its terms.

Sponsor represents, warrants and covenants to WEC as follows: It is a limited liability company duly organized under the laws of the State of Colorado and will remain in good standing and qualified to do business; it has the full right and legal authority to enter into and fully perform this Agreement in accordance with its terms; this Agreement, when executed and delivered, will be a legal, valid and binding obligation in accordance with its terms; and the execution and delivery of this Agreement have been duly authorized by Sponsor, and such execution, delivery and the performance by Sponsor of its obligations hereunder do not and will not violate or cause a breach of any other agreements or obligations to which it is a party or by which it is bound, and no approval or other action by any third party is required in connection herewith; it is not necessary for WEC to obtain the consent or permission of, or to pay any amounts to, any person, corporation or other third party in order to fully enjoy the rights granted hereunder; and WEC’s exercise of the rights granted hereunder will not violate or infringe upon the trademark, trade name, copyright or artistic and/or other rights of any third parties.

7. Trademarks and License:   WEC recognizes that Sponsor may have intellectual property rights with regard to its name, logos, service marks, collective and certification marks, trade and business marks, packaging, product configuration, functionality, trade dress, other product identification, and any verbal marks such as logos, tag lines and key identification phrases (collectively, “Sponsor’s Trademarks”).  Sponsor hereby grants to WEC, the nonexclusive right and royalty-free license to display Sponsor’s Trademarks, in the form provided by Sponsor from time to time, in connection with publicity for, and for promoting, advertising, marketing, exhibiting, selling and/or exploiting, the Event(s), the relevant Event weigh-ins, in-Venue at the relevant Event(s), the pre-Event and post-Event press conferences and on any relevant Event programs related thereto, if WEC so desires, in whole or in part, in any manner whatsoever, by any and all means, formats, and media.  Sponsor acknowledges and agrees that WEC may obscure the Sponsor’s Trademarks and WEC is free to alter, edit, delete, change and dub any recordings of the Event(s) with any other material as WEC shall determine in its sole discretion.  Sponsor also acknowledges that, subject to any obligations of WEC hereunder, all creative decisions regarding the placement of Sponsor’s Trademarks shall be at the sole discretion of WEC. In addition, Sponsor must seek the written approval and consent to use any of WEC’s licensed WEC marks; and WEC must seek the written approval and consent of Sponsor to use any of Sponsor’s Trademarks in any manner not otherwise permitted herein.

8. Expenses:   Unless otherwise specified herein, each party shall be responsible for any expenses incurred by such party in connection with this Agreement.

9. Indemnity:   Sponsor shall indemnify, protect, defend and hold harmless WEC, its parent, subsidiary and affiliated entities, and their respective directors, members, managers, officers, shareholders, employees and agents, from and against any and all claims, liabilities, losses, damages, injuries, demands, actions, causes of action, suits, proceedings, judgments and expenses, including without limitation attorneys’ fees, court costs and other legal expenses, including without limitation, those costs incurred at the trial and appellate levels and in any bankruptcy, reorganization, insolvency or other similar proceeding (collectively, “Claims”), arising from or connected with any alleged or actual breach by Sponsor of any provision hereof, or from the inaccuracy of any warranty or representation made by Sponsor herein, or for libel, slander, invasion of privacy, or infringement of copyright or trademark resulting from the use and/or display of Sponsor’s Trademarks.  Sponsor shall give WEC prompt notice of any Claim coming within the purview of these indemnities.  Upon the written request of WEC, Sponsor will assume the defense of any Claim against WEC, their parents, subsidiaries and affiliated entities, and their respective directors, members, managers, officers, shareholders, employees and agents, with counsel reasonably satisfactory to WEC, and will upon the request of WEC, at its expense, allow WEC to participate in the defense thereof.  Settlement by the Sponsor with the prior written consent of WEC shall release the Sponsor from the indemnity as to the Claim so settled.  Termination of this Agreement shall not affect the continuing obligations of the Sponsor to indemnify WEC hereunder.

10. Independent Contractor:   The parties shall be and act as independent contractors, and under no circumstances shall this Agreement be construed as one of agency, partnership, joint venture or employment between the parties.  Each party acknowledges and agrees that it neither has given nor will give the appearance or impression of having any legal authority to bind or commit the other party in any way.

11. Compliance With the Law:   If a reasonable basis exists for believing that any provision of this Agreement violates any federal, state or local law or regulation (collectively, the “Law”), then the parties shall promptly modify this Agreement to the extent necessary to bring about compliance with such Law; provided, however, that if such modification would cause this Agreement to fail in its essential purpose or purposes, it shall be deemed terminated by mutual agreement of the parties.  If this Agreement is terminated pursuant to this provision, payment shall be made only to the extent of a party’s performance to and including the date of termination, and any payments which shall have been made and which are applicable to future time periods shall be refunded pro rata to the effective date of termination.

12. Failure to Object Not a Waiver:  The failure of either party to object to or to take affirmative action with respect to any conduct of the other party which is in violation of the terms hereon shall not be construed as a waiver thereof, nor of any future breach or subsequent wrongful conduct.

13. Notices:   All notices required or permitted hereunder shall be in writing and shall be deemed duly given upon receipt if either personally delivered or sent by reputable overnight courier or certified mail, return receipt requested, addressed to the parties as follows:

If to WEC:

WEC Productions, LLC
2960 W. Sahara Avenue
Las Vegas, NV 89102
Attn: Kirk D. Hendrick, Chief Operating Officer
Email: khendrick@ufc.com
Facsimile: (702) 221-4703
Main Telephone: (702) 221-4780

With a copy to:
WEC Productions, LLC
PO Box 26959
Las Vega, Nevada 89126-0959
Ike Lawrence Epstein, EVP & General Counsel
Email: lepstein@ufc.com
Facsimile: (702) 221-4703
Telephone: (702) 588-5544

If to Sponsor:
Muscle Pharm, LLC
_______________
_______________
_______________

Either party may modify the above address my providing written notification to the other party.

14. Successors and Assigns:   Sponsor may not assign its rights or obligations under this Agreement without the prior written approval of WEC.  This Agreement and all of the terms and provisions hereof will be binding upon, and will inure to the benefit of, the parties hereto, and their respective successors and approved assigns.

15. Jurisdiction and Venue:   This Agreement has been delivered at and shall be deemed to have been made and entered into in Las Vegas, Nevada.  Accordingly, the rights and liabilities of the parties shall be determined in accordance with the laws of the State of Nevada, without regard to its principles of conflicts of laws.  The parties agree that the exclusive jurisdiction and venue for the resolution of any dispute arising from or relating to this Agreement shall lie in the Eighth Judicial District Court for the State of Nevada, sitting in Las Vegas, Nevada.  Each party irrevocably consents to the service of process in any such dispute if served in accordance with the notice provisions contained herein.

16. Miscellaneous:   Each of the individuals executing this Agreement certifies that he or she is duly authorized to do so. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, promises, understandings or representations, written or oral, in regard hereto. This Agreement cannot be modified except by an agreement in writing signed by authorized representatives of both parties and specifically referring to this Agreement. The rights and remedies set forth herein are intended to be cumulative, and the exercise of any one right or remedy by either party shall not preclude or waive its exercise of any other rights or remedies hereunder or pursuant to law or equity. The paragraph headings set forth herein are for convenience only and do not constitute a substantive part of this Agreement. In the event either party engages counsel in connection with the enforcement or interpretation of this Agreement or the resolution of any dispute arising from or related to this Agreement, the prevailing party shall be entitled to recover from the other party its attorneys’ fees and costs, including those incurred at the trial and appellate levels and in any bankruptcy, reorganization, insolvency or other similar proceedings, and regardless of whether an action is filed. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.  Facsimile signatures shall be as effective as originals.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

WEC PRODUCTIONS, LLC	SPONSOR

By: /s/ Kirk D. Hendrick	By: /s/ Brad J. Pyatt
Kirk D. Hendrick	Brad J. Pyatt
Chief Operating Officer

Date: November 18, 2009	Date: November 18, 2009